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                                                  Exhibit 10.24

                 FORM OF 100% QUOTA SHARE RETROCESSION AGREEMENT
                       (NON-TRADITIONAL - D - STOP LOSS)

                                 BY AND BETWEEN


                         MOUTAIN RIDGE INSURANCE COMPANY


                                  (RETROCEDANT)


                                       and


                     PLATINUM UNDERWRITERS REINSURANCE INC.


                               (RETROCESSIONAIRE)


                            DATED AS OF________, 2002


         This QUOTA SHARE RETROCESSION AGREEMENT (this "AGREEMENT"), effective as of 12:01 a.m. New York time on the later of the Business Day immediately following the Closing Date and July 1, 2002 (the "EFFECTIVE TIME", and such date the "EFFECTIVE DATE"), is made by and between MOUNTAIN RIDGE INSURANCE COMPANY, a Vermont domiciled insurance company ("RETROCEDANT"), and PLATINUM UNDERWRITERS REINSURANCE INC. (formerly known as USF&G Family Insurance Company), a Maryland domiciled stock insurance company ("RETROCESSIONAIRE").

         WHEREAS, pursuant to a Formation and Separation Agreement dated as of [ ], 2002 (the "FORMATION AND SEPARATION AGREEMENT") between Platinum Underwriters Holdings, Ltd. ("PLATINUM HOLDINGS"), the ultimate parent of Retrocessionaire and The St. Paul Companies, Inc. ("THE ST. PAUL"), the ultimate parent of Retrocedant, Platinum Holdings acquired one hundred percent (100%) of the issued and outstanding Shares (such term and all other capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Formation and Separation Agreement); and

         WHEREAS, pursuant to the Formation and Separation Agreement, The St. Paul agreed to cause its insurance subsidiaries to cede specified liabilities under certain reinsurance contracts of The St. Paul's insurance subsidiaries to insurance subsidiaries of Platinum Holdings; and Platinum Holdings agreed to cause certain of its insurance subsidiaries to reinsure such liabilities;


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         WHEREAS, the intent of The St. Paul and Platinum Holdings under the
Formation and Separation Agreement was to transfer the economic experience of such reinsurance contracts to Platinum Holdings and its insurance subsidiaries;

         WHEREAS, the intent of The St. Paul and Platinum Holdings under the Formation and Separation Agreement was to reflect the terms of the underlying reinsured contracts under such reinsurance; [St. Paul to confirm that the terms of the retrocession agreement reflects the terms of the underlying reinsured contracts.]

         WHEREAS, Retrocedant has agreed to retrocede to Retrocessionaire, and Retrocessionaire has agreed to assume by indemnity reinsurance, as of the Effective Time, a one hundred percent (100%) quota share of the liabilities arising pursuant to the Reinsurance Contract (as defined hereunder), subject to the terms set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and promises and upon the terms and conditions set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                BUSINESS COVERED

         Retrocedant hereby obligates itself to retrocede to Retrocessionaire and Retrocessionaire hereby obligates itself to accept, pursuant to the terms of this Agreement a one hundred percent (100%) quota share of any and all liabilities incurred by Retrocedant on or after January 1, 2002 but not yet paid as of the Effective Time (the "REINSURANCE CONTRACT") under the Aggregate Excess of Loss Reinsurance Agreement with PMA Capital [FULL NAME] ("PMA"), Philadelphia, Pennsylvania for the period from January 1, 2002 through December 31, 2002.

                                   ARTICLE II

                                      TERM

         This Agreement shall be continuous as to the Reinsurance Contract.

                                  ARTICLE III

                                    COVERAGE

         SECTION 3.01 SECTION A (RETROSPECTIVE) COVERAGE PERIOD. The Section A (Retrospective) Coverage Period will be the period from and including January 1, 2002 to but not including the Effective Time ("SECTION A COVERAGE").

         SECTION 3.02 SECTION B (PROSPECTIVE) COVERAGE PERIOD. The Section B (Prospective) Coverage Period will be the period from and including the Effective Time through and including the date of the termination, expiration, cancellation or commutation of the Reinsurance Contract ("SECTION B COVERAGE").


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         SECTION 3.03 FUNDS WITHHELD ACCOUNT.

         (a) Pursuant to the terms of the Prior Contract, PMA is obligated to maintain a funds withheld account (the "PRIOR CONTRACT FUNDS WITHHELD ACCOUNT") for the benefit of Retrocedant until the commutation of, the final loss settlement under or the termination of the Prior Contract. Pursuant to the terms of the Reinsurance Contract, PMA is obligated to maintain a funds withheld account (the "REINSURANCE CONTRACT FUNDS WITHHELD ACCOUNT") for the benefit of Retrocedant until the commutation of, the final loss settlement under or the termination of the Reinsurance Contract. Pursuant to the Reinsurance Contract, the respective funds withheld account are linked by a deficit carry forward provision. The "Prior Contract" shall refer to the Aggregate Excess of Loss Reinsurance Agreement with PMA for the period from January 1, 1999 through December 31, 2001.

         (b) Pursuant to the terms of the Prior Contract, balances in the Prior Contract Funds Withheld Account will be applied against losses payable under the Prior Contract. At such time as the balance of the Prior Contract Funds Withheld Account is reduced to zero pursuant to the terms of the Prior Contract, all additional loss settlement and other payments to be made by Retrocedant under the Prior Contract shall be made from the Reinsurance Contract Funds Withheld Account until the balance of such account is reduced to zero. Upon any payment from the Reinsurance Contract Funds Withheld Account under the Prior Contract, Retrocedant shall pay any loss settlement it would otherwise pay to PMA, directly to Retrocessionaire.

                                   ARTICLE IV

                      PREMIUMS AND ADDITIONAL CONSIDERATION

         SECTION 4.01 SECTION A COVERAGE -- PREMIUM.

         (a) On the Effective Date, in respect of the Section A Coverage, Retrocedant shall pay to the account of Retrocessionaire an amount (the "INITIAL SECTION A PREMIUM") equal to one hundred percent (100%) of the carrying value on the books of Retrocedant as of June 30, 2002, of the aggregate of all loss and loss adjustment expense and ceding commission reserves relating to the Reinsurance Contract for the coverage period under this Agreement, determined in accordance with statutory accounting principles on a basis consistent in all material respects with the methods, principles, practices and policies employed in the preparation and presentation of Retrocedant's annual statutory financial statement as of December 31, 2001 as filed with the Vermont Department of Insurance and as submitted to The St. Paul, and subject to the adjustments as set forth on Exhibit A hereto (the "LOSS RESERVE ADJUSTMENTS"), as applicable.

         (b) As soon as reasonably practicable, but in no event later than [75] days following the Effective Date, Retrocedant shall prepare and deliver to Retrocessionaire an


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accounting, , including the calculation of all Loss Reserve Adjustments as provided for herein (the "PROPOSED LOSS RESERVE ACCOUNTING") of all loss and loss adjustment expense reserves and ceding commission reserves relating to the Reinsurance Contract for the coverage period under this Agreement, all as of the Effective Date, determined in accordance with statutory accounting principles on a basis consistent in all material respects with the methods, principles, practices and policies employed in the preparation and presentation of Retrocedant's annual statutory financial statement as of December 31, 2001 as filed with the Vermont Department of Insurance and as submitted to The St. Paul, adjusted to reflect the Loss Reserve Adjustments, as applicable (the "FINAL SECTION A PREMIUM"). In the event the Final Section A Premium is greater than the Initial Section A Premium, Retrocedant shall promptly pay to the account of Retrocessionaire the difference plus interest on such amount at the Applicable Rate (as defined below) from and including the Effective Date to and including the date of such payment. In the event the Initial Section A Premium is greater than the Final Section A Premium, Retrocessionaire shall promptly pay to the account of Retrocedant the difference plus interest on such amount at the Applicable Rate from and including the Effective Date to and including the date of such payment.

         (c) Notwithstanding the foregoing, the parties agree that all gross estimated premiums written prior to the Effective Date and earned but not yet billed ("EBUB", and also referred to as "estimated premiums receivable" or "EBNR") as of the Effective Time and relating to the Reinsurance Contracts, as determined in accordance with Retrocedant's customary practices and procedures and as submitted to The St. Paul, shall be allocated to Retrocedant. All payments received after the Effective Time in respect of EBUB as of the Effective Time shall be retained by Retrocedant, and all rights to collect such amounts shall be retained by Retrocedant. Any changes made on or after the Effective Time as to the the estimate of EBUB as of the Effective Time shall be for the account of Retrocessionaire.

         SECTION 4.02 SECTION B COVERAGE-- PREMIUMS.

         (a) On the Closing Date, in respect of the Section B Coverage, Retrocedant shall pay to the account of Retrocessionaire an amount (the "INITIAL SECTION B PREMIUM") equal to the carrying value on the books of Retrocedant as of June 30, 2002 of one hundred percent (100%) of all unearned premium reserves relating to the Reinsurance Contract for the coverage period under this Agreement, determined in accordance with statutory accounting principles on a basis consistent in all material respects with the methods, principles, practices and policies employed in the preparation and presentation of Retrocedant's annual statutory financial statement as of December 31, 2001 as filed with the Vermont Department of Insurance and as submitted to The St. Paul, less the applicable Ceding Commission, as defined below, and one hundred percent (100%) of all gross premiums written on or after the Effective Time, net of returns, allowances and cancellations and any applicable Ceding Commission.

         (b) As soon as reasonably practicable, but in no event later than [75] days following the Closing Date, Retrocedant shall prepare and deliver to Retrocessionaire an accounting (the "PROPOSED PREMIUM RESERVE ACCOUNTING", together with the Proposed


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Loss Reserve Accounting, the "PROPOSED ACCOUNTING") of all unearned premium reserves relating to the Reinsurance Contract for the coverage period under this Agreement, as of the Effective Date, determined in accordance with statutory accounting principles on a basis consistent in all material respects with the methods, principles, practices and policies employed in the preparation and presentation of Retrocedant's annual statutory financial statement as of December 31, 2001 as filed with the Vermont Department of Insurance and as submitted to The St. Paul, relating to the Reinsurance Contract for the coverage period under this Agreement, net of the applicable Ceding Commission, all as of the Closing Date (the "FINAL SECTION B PREMIUM"). In the event the Final Section B Premium is greater than the Initial Section B Premium, Retrocedant shall promptly pay to the account of Retrocessionaire the difference plus interest on such amount at the Applicable Rate from and including the Closing Date to and including the date of such payment. In the event the Initial Section B Premium is greater than the Final Section B Premium, Retrocessionaire shall promptly pay to the account of Retrocedant the difference plus interest on such amount at the Applicable Rate from and including the Closing Date to and including the date of such payment.

         SECTION 4.03 DISPUTE RESOLUTION.

         (a) After receipt of the Proposed Accounting, together with the work papers used in preparation thereof, Retrocessionaire shall have 30 days (the "REVIEW PERIOD") to review such Proposed Accounting. Unless Retrocessionaire delivers written notice to Retrocedant on or prior to the 30th day of the Review Period stating that it has material objections thereto, Retrocessionaire shall be deemed to have accepted and agreed to the Proposed Accounting. Retrocessionaire shall not object to any method, principle, practice or policy employed in the preparation of the Proposed Accounting if such method, principle, practice or policy is consistent in all material respects with that employed in the preparation and presentation of Retrocedant's annual statutory financial statement as of December 31, 2001 as filed with the Vermont Department of Insurance and submitted to The St. Paul. If Retrocessionaire so notifies Retrocedant of its material objections to the Proposed Accounting, the parties shall in good faith attempt to resolve, within 30 days (or such longer period as the parties may agree) following such notice (the "RESOLUTION PERIOD") their differences with respect to such material objections and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

         (b) Any amount remaining in dispute at the conclusion of the Resolution Period ("UNRESOLVED CHANGES") shall be submitted to arbitration. One arbiter (each arbiter, an "ARBITER") shall be chosen by Retrocedant, the other by Retrocessionaire, and an umpire (the "UMPIRE") shall be chosen by the two Arbiters before they enter upon arbitration. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters, but only after providing 10 days' written notice of its intention to do so and only if such other party has failed to appoint an Arbiter within such 10 day period. The two Arbiters shall in turn choose an Umpire who shall act as the umpire and preside over the hearing. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days after notification of the appointment of the second Arbiter, the selection of the Umpire shall be made from those remaining named individuals by drawing lots. All


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Arbiters and Umpires shall be active or retired disinterested property/casualty actuaries of insurance or reinsurance companies or Lloyd's of London
Underwriters.

         (c) Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire, unless the parties mutually agree to an extension of time. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

         (d) Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration unless otherwise directed by the Arbiters.

         (e) Any arbitration proceedings shall take place in New York, New York unless the parties agree otherwise.

         (f) Arbitration shall not be a condition precedent to any right of action hereunder.

         (g) Once the Proposed Accounting has been finalized in accordance with the above process, the Final Section A Premium and the Final Section B Premium amounts shall be as set forth in the Proposed Accounting, as determined by the Arbiters, if applicable. In the event the sum of such amounts is greater than the amount paid by Retrocedant to Retrocessionaire on the Closing Date, Retrocedant shall promptly pay to the account of Retrocessionaire the difference plus interest on such amount at the Applicable Rate from and including the Closing Date to and including the date of such payment. In the event the aggregate of such amounts is lower than the amount paid by Retrocedant to Retrocessionaire on the Closing Date, Retrocessionaire shall promptly pay the difference plus interest on such amount at the Applicable Rate from and including the Closing Date to and including the date of such payment.

                                   ARTICLE V

                                CEDING COMMISSION

         With respect to the Reinsurance Contract, Retrocessionaire shall pay to Retrocedant a ceding commission (the "CEDING COMMISSION") with respect to the Section B (Prospective) Coverage Period, and such Ceding Commission shall equal one hundred percent (100%) of actual expenses incurred in writing the Reinsurance Contract, including actual ceding commissions and brokerage paid, as determined in accordance with Retrocedant's customary practices and procedures and as submitted to The St. Paul, all as allocable pro rata to periods from and after the Effective Time.


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                                   ARTICLE VI

                               ORIGINAL CONDITIONS

         All retrocessions assumed under this Agreement shall be subject to the same rates, terms, conditions, waivers and interpretations, and to the same modifications and alterations, as the Reinsurance Contract.

                                  ARTICLE VII

                              INURING RETROCESSIONS

         SECTION 7.01 ALLOCATION TO RETROCESSIONAIRE. Retrocedant agrees that the retrocession contracts purchased by St. Paul Re, Inc. from third party retrocessionaires ("THIRD PARTY Retrocessionaires") on behalf of Retrocedant prior to the Effective Time that are listed on Exhibit B hereto shall inure to the benefit of Retrocessionaire to the extent of liabilities covered under this Agreement ("INURING RETROCESSIONS"), subject to the allocations set forth in Exhibits C, D and E.

         SECTION 7.02 TRANSFER. Retrocedant and Retrocessionaire shall use their respective commercially reasonable efforts to obtain the consent of Third Party Retrocessionaires under the Inuring Retrocessions to include Retrocessionaire as a direct reinsured with respect to the Reinsurance Contract or, in the alternative, to make all payments, to the extent allocable to the Reinsurance Contract, in the manner set forth in Exhibit C hereto, directly to Retrocessionaire, and to seek all payments, to the extent allocable to the Reinsurance Contract, in the manner set forth in Exhibit D hereto, directly from Retrocessionaire, it being understood that Retrocessionaire shall bear all risk of non-payment or non-collectibility under the Inuring Retrocessions.

         SECTION 7.03 INURING RETROCESSIONS CLAIMS.

         (a) Each of the parties agrees to transfer to the other party all recoveries or any portion thereof that such party receives on or after the Effective Time pursuant to the Inuring Retrocessions and allocable to the other party, in the manner set forth in Exhibit C hereto. Retrocedant shall use its commercially reasonable efforts to collect any recoveries due to Retrocessionaire under the Inuring Retrocessions that indemnify Retrocedant for losses or expenses payable or return of premium allocable to Retrocessionaire and shall transfer any such recoveries received to Retrocessionaire. The parties agree that Retrocessionaire's obligations to make payments pursuant to the Inuring Retrocessions or to reimburse Retrocedant pursuant to this Agreement shall not be waived by non-receipt of any such amounts. Retrocessionaire shall reimburse Retrocedant for one hundred percent (100%) of any expenses reasonably incurred by Retrocedant in attempting to make such collection, including all allocated expenses, as determined in accordance with Retrocedant's customary practices and procedures. Retrocessionaire shall have the right to associate with Retrocedant, at Retrocessionaire's own expense, in any actions brought by Retrocedant to make such collections.


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         (b)      In the event claims of Retrocedant and Retrocessionaire
aggregate in excess of the applicable limit under an Inuring Retrocession, all limits applicable to either Retrocedant or Retrocessionaire shall be allocated between Retrocedant and Retrocessionaire in the manner set forth in Exhibit E hereto.

         SECTION 7.04 INITIAL CONSIDERATION. On the Closing Date,
Retrocessionaire shall reimburse Retrocedant for one hundred percent (100%) of any all premiums paid by Retrocedant under such Inuring Retrocessions net of any applicable ceding commissions paid to Retrocedant thereunder, that are allocable to Retrocessionaire, in the manner set forth in Exhibit D hereto.

         SECTION 7.05 ADDITIONAL CONSIDERATION. Retrocessionaire agrees to pay directly to Third Party Retrocessionaires under the Inuring Retrocessions all future premiums Retrocedant is obligated to pay pursuant to the terms of the Inuring Retrocessions to the extent that such premiums are allocable to Retrocedant in the manner set forth in Exhibit D and to indemnify Retrocedant for all such premiums paid directly by Retrocedant, net of any ceding commissions and similar amounts paid by Third Party Retrocessionaires to Retrocedant.

         SECTION 7.06 CANCELLATION AND COMMUTATION OF INURING RETROCESSIONS.

         (a) With respect to any Inuring Retrocessions providing coverage solely with respect to the Reinsurance Contract, Retrocedant agrees, on behalf of itself and its affiliates, not to terminate or commute any such Inuring Retrocession without the written consent of Retrocessionaire.

         (b) With respect to any Inuring Retrocessions providing coverage for both the Reinsurance Contract and to business not being transferred, neither party shall take any action or fail to take any action that would reasonably result in the termination or commutation of any Inuring Retrocession, without the prior written consent of the other party, such consent not to be unreasonably withheld.

                                  ARTICLE VIII

                 LOSS AND LOSS EXPENSE; SALVAGE AND SUBROGATION
                               FOLLOW THE FORTUNES

         (a) Retrocessionaire shall be liable for one hundred percent (100%) of all future loss, loss adjustment expenses, incurred but not reported losses and other payment obligations that arise under the Reinsurance Contract on and after January 1, 2002 and are payable as of or after the Effective Time and shall reimburse Retrocedant for any losses, loss adjustment expenses and other payment obligations paid by Retrocedant following the Effective Time in respect of the Reinsurance Contract, net of any recoveries received by Retrocedant with respect thereto, including recoveries under Inuring Retrocessions. Retrocessionaire shall have the right to all salvage and subrogation on the account of claims and settlements with respect to the Reinsurance Contract.


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         (b)      In the event of a claim under the Reinsurance Contract,
Retrocedant will assess the validity of the claim and make a determination as to payment, consistent with the claims handling guidelines previously provided to Retrocedant in writing by Retrocessionaire. Retrocedant shall provide prompt notice of any claim in excess of $[ ] to Retrocessionaire. All payments made by Retrocedant, whether under strict contract terms or by way of compromise, shall be binding on Retrocessionaire. In addition, if Retrocedant refuses to pay a claim in full and a legal proceeding results, Retrocessionaire will be unconditionally bound by any settlement agreed to by Retrocedant or the adverse judgment of any court or arbitrator (which could include any judgment for bad faith, punitive damages, excess policy limit losses or extra contractual obligations) and Retrocedant may recover with respect to such settlements and judgments under this Agreement. Though Retrocedant will settle such claims and litigation in good faith, Retrocessionaire is bound to accept the settlements paid by Retrocedant and such settlements may be for amounts that could be greater than the amounts that would be agreed to by Retrocessionaire if Retrocessionaire were to settle such claims or litigation directly. It is the intent of this Agreement that Retrocessionaire shall in every case in which this Agreement applies and in the proportions specified herein, "follow the fortunes" of Retrocedant in respect of risks Retrocessionaire has accepted under this Agreement.

                                   ARTICLE IX

                           EXTRA CONTRACTUAL OBLIGATIONS

                  In the event Retrocedant or Retrocessionaire is held liable to pay any punitive, exemplary, compensatory or consequential damages because of alleged or actual bad faith or negligence related to the handling of any claim under the Reinsurance Contract or otherwise in respect of the Reinsurance Contract, the parties shall be liable for such damages in proportion to their responsibility for the conduct giving rise to the damages. Such determination shall be made by Retrocedant and Retrocessionaire, acting jointly and in good faith, and in the event the parties are unable to reach agreement as to such determination, recourse shall be had to Article XV hereof.

                                   ARTICLE X

                     ADMINISTRATION OF REINSURANCE CONTRACT

         SECTION 10.01 ADMINISTRATION.

         (a) The parties agree that, as of the Effective Time, Retrocedant shall have the sole authority to administer the Reinsurance Contract in all respects, which authority shall include, but not be limited to, authority to bill for and collect premiums, adjust all claims and handle all disputes thereunder and to effect any and all amendments, commutations and cancellations of the Reinsurance Contract, subject, however, in the case of adjustment of claims, to all claims handling guidelines provided in advance in writing by Retrocessionaire to Retrocedant. Retrocedant shall not, on its own, settle any


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claim, waive any right, defense, setoff or counterclaim relating to the
Reinsurance Contracts with respect to amounts in excess of $[ ], and shall not amend, commute or terminate any of the Reinsurance Contracts without the prior written consent of Retrocessionaire.

         (b) Notwithstanding the foregoing, Retrocessionaire may, at its discretion and at its own expense, assume the settlement of any claim upon prior written notice to Retrocedant. Upon receipt of such notice, Retrocedant shall not compromise, discharge or settle such claim except with the prior written consent of Retrocessionaire. Retrocessionaire shall not take any action in the administration of such claim that would reasonably be expected to adversely affect Retrocedant, its business or its reputation, without the prior written consent of Retrocedant. Retrocessionaire shall indemnify Retrocedant for all Losses, including punitive, exemplary, compensatory or consequential damages arising from such assumption of the conduct of such settlement pursuant to
Article XIV herein.

         SECTION 10.02 REPORTING AND REGULATORY MATTERS. Each party shall provide the notices and filings required to be made by it to state regulatory authorities as a result of this Agreement. Notwithstanding the foregoing, each party shall provide to the other party any information in its possession regarding the Reinsurance Contract as reasonably required by the other party to make such filings and in a form as agreed to by the parties.

         SECTION 10.03 DUTY TO COOPERATE. Upon the terms and subject to the conditions and other agreements set forth herein, each party agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary or advisable to perform the transactions contemplated by this Agreement.

         SECTION 10.04 COMMUNICATIONS RELATING TO THE REINSURANCE CONTRACT. Following the Effective Time, Retrocedant and Retrocessionaire shall each promptly forward to the other copies of all material notices and other written communications it receives relating to the Reinsurance Contract (including, without limitation, all inquiries and complaints from state insurance regulators, brokers and other service providers and reinsureds and all notices of claims, suits and actions for which it receives service of process.)

                                   ARTICLE XI

                             REPORTS AND REMITTANCES

         SECTION 11.01 REPORT FROM RETROCEDANT. Within thirty days following the end of each month, Retrocedant shall provide Retrocessionaire with a summary statement of account for the previous month showing all activity relating to the Reinsurance Contract, including related administration costs and expenses incurred by Retrocedant, in the the form attached hereto as Exhibit F. The monthly statement of account shall also provide a breakdown of any amounts due to Retrocedant or Retrocessionaire, as the case


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may be, as reimbursement for paid claims, premiums or other amounts due pursuant to the terms of this Agreement.

         SECTION 11.02 REMITTANCES. Within two Business Days after delivery of each monthly report pursuant to Section 11.01, Retrocedant and Retrocessionaire shall settle all amounts then due under this Agreement for that month.

         SECTION 11.03 LATE PAYMENTS. Should any payment due any party to this Agreement be received by such party after the due date for such payment under this Agreement, interest shall accrue from the date on which such payment was due until payment is received by the party entitled thereto, at an annual rate equal to the London Interbank Offered Rate quoted for six month periods as reported in The Wall Street Journal on the first Business Day of the month in which such payment first becomes due plus one hundred basis points (the "APPLICABLE RATE").

         SECTION 11.04 COST REIMBURSEMENT. Retrocessionaire shall reimburse for its allocated share of all costs and expenses incurred by Retrocedant in administering the Reinsurance Contract as set forth in Exhibit G hereto.

                                  ARTICLE XII

                             MAINTENANCE OF LICENSES

         Each of Retrocedant and Retrocessionaire hereby covenants to maintain at all times all licenses and authorizations required to undertake the actions contemplated hereby.

                                  ARTICLE XIII

                                ACCESS TO RECORDS

                  From and after the Closing Date, Retrocedant shall afford to Retrocessionaire and its respective authorized accountants, counsel and other designated representatives (collectively, "REPRESENTATIVES") reasonable access (including using commercially reasonable best efforts to give access to Persons possessing information) during normal business hours to all data and information that is specifically described in writing (collectively, "INFORMATION") within the possession of Retrocedant relating to the liabilities transferred hereunder, insofar as such information is reasonably required by Retrocessionaire. Similarly, from and after the Closing Date, Retrocessionaire shall afford to Retrocedant, any Post-closing Subsidiary of Retrocedant and their respective Representatives reasonable access (including using commercially reasonable best efforts to give access to Persons possessing information) during normal business hours to Information within Retrocessionaire's possession relating to Retrocedant, insofar as such information is reasonably required by Retrocedant. Information may be requested under this Article XIII for, without limitation, audit, accounting, claims, litigation (other than any claims or litigation between the parties hereto) and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.


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         From and after the Closing Date, Retrocessionaire and Retrocedant or their designated representatives may inspect, at the place where such records are located, any and all data and information that is specifically described in writing within the possession of the other party hereto reasonably relating to this Agreement, on reasonable prior notice and during normal business hours. The rights of the parties under this Article XIII shall survive termination of this Agreement and shall continue for as long as there may be liabilities under the Reinsurance Contract or reporting or retention requirements under applicable law. In addition, each party shall have the right to take copies (including electronic copies) of any information held by the other party that reasonably relates to this Agreement or the Reinsurance Contract. Each party shall, and shall cause its designated representative to, treat and hold as confidential information any information it receives or obtains pursuant to this Article XIII.

                                  ARTICLE XIV

                                 INDEMNIFICATION

         SECTION 14.01 INDEMNIFICATION BY RETROCEDANT. Retrocedant agrees to indemnify, defend and hold harmless Retrocessionaire, and its officers, directors and employees with respect to any and all Losses arising from any breach by Retrocedant of any representation, warranty or covenant herein. Retrocedant further agrees to indemnify, defend and hold harmless Retrocessionaire and its officers, directors and employees against any and all Losses arising out of Retrocedant's gross negligence or wilful misconduct in the administration of the Reinsurance Contract, including but not limited to extracontractual obligations, payments in excess of policy limits and settlements made in respect of any such claims except if made with the prior written consent of Retrocessionaire. [Such indemnification obligations shall be limited to $[ ].]

         SECTION 14.02 INDEMNIFICATION BY RETROCESSIONAIRE. Retrocessionaire agrees to indemnify, defend and hold harmless Retrocedant, and its officers, directors and employees with respect to any and all Losses arising from any breach by Retrocessionaire of any representation, warranty or covenant herein. Retrocessionaire further agrees to indemnify, defend and hold harmless Retrocedant and its officers, directors and employees against any and all Losses arising out of Retrocessionaire's administration of the Reinsurance Contract, including but not limited to extracontractual obligations, payments in excess of policy limits and settlements made in respect of any such claims.

         SECTION 14.03 INDEMNIFICATION PROCEDURES. (a) If a party seeking indemnification pursuant to this Article XIV (each, an "INDEMNITEE") receives notice or otherwise learns of the assertion by a Person (including, without limitation, any governmental entity) who is not a party to this Agreement or an Affiliate thereof, of any claim or of the commencement by any such Person of any Action (a "THIRD PARTY CLAIM") with respect to which the party from whom indemnification is sought (each, an "INDEMNIFYING PARTY") may be obligated to provide indemnification pursuant to this Section 14.01 or 14.02, such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third Party Claim; PROVIDED that the failure of any Indemnitee to give notice as provided in this Section 14.03 shall not relieve the Indemnifying Party of its obligations under this Article XIV, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third Party Claim in as much detail as is reasonably possible and, if ascertainable, shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by such Indemnitee.

         (b) An Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. Within [30] days of the receipt of notice from an Indemnitee in accordance with Section 14.03(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this
Article XIV for any legal or other expenses (except expenses approved in writing in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; PROVIDED that, if the defendants in any such claim include both the Indemnifying Party and one or more Indemnitees and in any Indemnitee's reasonable judgment a conflict of interest between one or more of such Indemnitees and such Indemnifying Party exists in respect of such claim or if the Indemnifying Party shall have assumed responsibility for such claim with reservations or exceptions that would materially prejudice such Indemnitees, such Indemnitees shall have the right to employ separate counsel to represent such Indemnitees and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all such Indemnitees reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party. If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in this Article XIV, such Indemnitee may defend or (subject to the remainder of this Article XIV) seek to compromise or settle such Third Party Claim at the expense of the Indemnifying Party.

         (c) Neither an Indemnifying Party nor an Indemnitee shall consent to entry of any judgment or enter into any settlement of any Third Party Claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee, in the case of a consent or settlement by an Indemnifying Party, or the Indemnifying Party, in the case of a consent or settlement by the Indemnitee, of a written release from all liability in respect to such Third Party Claim.

         (d) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the Indemnitee shall make available at reasonable times to such Indemnifying Party any personnel or any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense, settlement or compromise, and shall otherwise cooperate in a reasonable manner in the defense, settlement or compromise of such Third Party Claim.

         (e) Notwithstanding anything in this Article XIV to the contrary, neither an Indemnifying Party nor an Indemnitee may settle or compromise any claim over the objection of the other; PROVIDED that consent to settlement or compromise shall not be unreasonably withheld or delayed. If an Indemnifying Party notifies the Indemnitee in writing of such Indemnifying Party's desire to settle or compromise a Third Party Claim on the basis set forth in such notice (provided that such settlement or compromise includes as an unconditional term thereof the giving by the claimant or plaintiff of a written release of the Indemnitee from all liability in respect thereof) and the Indemnitee shall notify the Indemnifying Party in writing that such Indemnitee declines to accept any such settlement or compromise, such Indemnitee may continue to contest such Third Party Claim, free of any participation by such Indemnifying Party, at such Indemnitee's sole expense. In such event, the obligation of such Indemnifying Party to such Indemnitee with respect to such Third Party Claim shall be equal to (i) the costs and expenses of such Indemnitee prior to the date such Indemnifying Party notifies such Indemnitee of the offer to settle or compromise (to the extent such costs and expenses are otherwise indemnifiable hereunder) PLUS (ii) the lesser of (A) the amount of any offer of settlement or compromise which such Indemnitee declined to accept and (B) the actual out-of-pocket amount such Indemnitee is obligated to pay subsequent to such date as a result of such Indemnitee's continuing to pursue such Third Party Claim.

         (f) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

         (g) The indemnification provisions set forth in this section are the sole and exclusive remedy of the parties hereto for any and all claims for indemnification under this Agreement.

         SECTION 14.04 SURVIVAL. This Article XIV shall survive termination of this Agreement.

                                   ARTICLE XV

                                   ARBITRATION

         (a) As a condition precedent to any right of Action under this Agreement, any dispute or difference between the parties hereto relating to the formation, interpretation, or performance of this Agreement, or any transaction under this Agreement, whether arising before or after termination, shall be submitted for decision to a panel of three arbitrators (the "PANEL") at the offices of Judicial Arbitration and Mediation Services, Inc. in accordance with the Streamlined Arbitration Rules and Procedures of Judicial Arbitration and Mediation Services, Inc.

         (b) The party demanding arbitration shall do so by written notice complying with the terms of Section 20.06. The arbitration demand shall state the issues to be resolved and shall name the arbitrator appointed by the demanding party.

         (c) Within 30 days of receipt of the demand for arbitration, the responding party shall notify the demanding party of any additional issues to be resolved in the arbitration and the name of the responding party's appointed arbitrator. If the responding party refuses or neglects to appoint an arbitrator within 30 days following receipt of the written arbitration demand, then the demanding party may appoint the second arbitrator, but only after providing 10 days' written notice of its intention to do so, and only if such other party has failed to appoint the second arbitrator within such 10 day period.

         (d) The two arbitrators shall, before instituting the hearing, select an impartial arbitrator who shall act as the umpire and preside over the hearing. If the two arbitrators fail to agree on the selection of a third arbitrator within 30 days after notification of the appointment of the second arbitrator, the selection of the umpire shall be made by the American Arbitration Association. Upon resignation or death of any member of the Panel, a replacement will be appointed in the same fashion as the resigning or deceased member was appointed. All arbitrators shall be active or former officers of property/casualty insurance or reinsurance companies, or Lloyd's underwriters, and shall be disinterested in the outcome of the arbitration.

         (e) Within 30 days after notice of appointment of all arbitrators, the Panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings. The Panel shall have the power to determine all procedural rules for the holding of the arbitration, including but not limited to the inspection of documents, examination of witnesses and any other matter relating to the conduct of the arbitration. The Panel shall interpret this Agreement as an honorable engagement and not as merely a legal obligation and shall make its decision considering the custom and practice of the applicable insurance and reinsurance business. The Panel shall be relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of any two arbitrators shall be binding and final. The arbitrators shall render their decision in writing within 60 days following the termination of the hearing. Judgment upon the award may be entered in any court of competent jurisdiction.

         (f) Except as otherwise provided herein, all proceedings pursuant hereto shall be governed by the laws of the State of Vermont without giving effect to any choice or conflict of laws provision or rule (whether of the State of Vermont or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Vermont.

         (g) The parties agree that any disputes subject to arbitration pursuant to this Article XV that may also be subject to arbitration proceedings between respective Affiliates of the parties shall be consolidated with and subject to arbitration pursuant to this Article XV. The parties further agree that all issues that are limited to a specific foreign jurisdiction under an agreement between the respective affiliates of the parties shall be determined by this Panel pursuant to the consolidation, in reference to the governing law of the applicable agreement.

         (h) Each party shall bear the expense of its own arbitrator and shall share equally with the other party the expense of the umpire and of the arbitration.

         (i) Arbitration hereunder shall take place in New York, New York unless the parties agree otherwise.

         (j)      This Article XV shall survive termination of this Agreement.

                                  ARTICLE XVI

                                   INSOLVENCY

         (a) In the event of the insolvency of Retrocedant, this reinsurance shall be payable directly to Retrocedant, or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of Retrocedant without diminution because of the insolvency of Retrocedant or because the liquidator, receiver, conservator or statutory successor of Retrocedant has failed to pay all or a portion of any claim.

         (b) It is agreed, however, that the liquidator, receiver, conservator or statutory successor of Retrocedant shall give written notice to Retrocessionaire of the pendency of a claim against Retrocedant indicating the Reinsurance Contract, which claim would involve a possible liability on the part of Retrocessionaire within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, Retrocessionaire may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that it may deem available to Retrocedant or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by Retrocessionaire shall be chargeable, subject to the approval of the court, against Retrocedant as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to Retrocedant solely as a result of the defense undertaken by Retrocessionaire.

         (c) As to all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement, the reinsurance shall be payable as set forth above by Retrocessionaire to Retrocedant or to its liquidator, receiver, conservator or statutory successor, except (1) where the Reinsurance Contract specifically provides for another payee in the event of the insolvency of Retrocedant, and (2) where Retrocessionaire, with the consent of the reinsured or reinsureds under the Reinsurance Contract, has assumed such Reinsurance Contract obligations of Retrocedant as direct obligations of Retrocessionaire to the payees under the Reinsurance Contract and in substitution for the obligations of Retrocedant to such payees.

                                  ARTICLE XVII

                                     OFFSET

         Retrocedant and Retrocessionaire shall have the right to offset any balance or amounts due form one party to the other under the terms of this Agreement. The party asserting the right of offset may exercise such right at any time whether the balances due are on account of premiums, losses or otherwise.

                                 ARTICLE XVIII

                              ERRORS AND OMISSIONS

         Any inadvertent delay, omission, error or failure shall not relieve either party hereto from any liability which would attach hereunder if such delay, omission, error or failure had not been made provided such delay, omission, error or failure is rectified as soon as reasonably practicable upon discovery.

                                  ARTICLE XIX

                        RESERVES; CREDIT FOR REINSURANCE

         SECTION 19.01 CREDIT FOR REINSURANCE. Retrocessionaire shall take all actions reasonably necessary, if any, to permit Retrocedant to obtain full financial statement credit in all applicable U.S. jurisdictions for all liabilities assumed by Retrocessionaire pursuant to this Agreement, including but not limited to loss and loss adjustment expense reserves, unearned premium reserves, reserves for incurred but not reported losses, allocated loss adjustment expenses and ceding commissions, and to provide the security required for such purpose, in a form acceptable to Retrocedant. Any reserves required by the foregoing in no event shall be less than the amounts required under the law of the jurisdiction having regulatory authority with respect to the establishment of reserves relating to the Reinsurance Contract. For purposes of this Article XIX, such "actions reasonably necessary" may include, without limitation, the furnishing of a letter of credit or the establishment of a custodial or trust account, as permitted under applicable law, to secure the payment of the amounts due Retrocedant or its claimants under this Agreement.

         SECTION 19.02 EXPENSES. All expenses of establishing and maintaining any letter of credit or other security arrangement shall be paid by Retrocessionaire.

         SECTION 19.03

         (a) Retrocessionaire shall establish a trust fund for the benefit of Retrocedant as security for the obligations of Retrocessionaire under this Agreement. The trust fund shall be in a form reasonably satisfactory to Retrocedant and shall comply in all material respects with the requirements under Maryland Insurance Law applicable to trust funds established for credit for reinsurance purposes.

         (b) At the Closing Date, Retrocessionaire shall deposit qualifying assets into the trust account equal to all payments and proceeds received by Retrocessionaire in respect of the Reinsurance Contracts, including but not limited to assets related to transferred reserves, premium payments, reinsurance recoverables and other payments. As of the end of each calendar quarter, Retrocessionaire shall calculate the balance of the trust fund and the aggregate loss, loss adjustment expense reserves, unearned premium reserves, ceding commission and other reserves related to the Reinsurance Contract as reported in the statutory financial statements filed by Retrocessionaire with the Maryland Insurance Commission for such quarter and shall provide such calculation to Retrocedant within five days of the filing of such statutory financial statements with the Maryland Insurance Commission. If the balance of the trust fund is less than the aggregate of the related reserves, Retrocessionaire promptly shall deposit sufficient qualifying assets to cause the balance of the trust fund to equal at least one hundred percent of such aggregate reserves.

         (c) Upon receipt of the quarterly calculation from Retrocessionaire, Retrocedant shall have the right to reasonably object to such calculation and to offer a reasonable proposal for reserve amounts. If the parties in good faith are not able to resolve the disagreement within [two weeks] of Retrocedant's indication of disagreement, the parties shall mutually agree upon an independent actuarial firm to determine an appropriate level of aggregate reserves with respect to the Reinsurance Contract, such level to be no more than the amount proposed by Retrocedant and no less than the amount reported by Retrocessionaire, and both parties agree to be bound by such determination.

         (d) Retrocessionaire shall retain the investment discretion with respect to the assets in the trust, provided, however, that all assets held in the trust shall qualify as admitted assets under Maryland Insurance Law.

         (e) Retrocessionaire shall be permitted to liquidate the trust at the earlier of (i) such time as Retrocessionaire's obligations under this Agreement have been met or are terminated or waived or (ii) the reserves so reported by Retrocessionaire do not exceed $100 million as of two successive calendar year ends.

         (f) Retrocedant shall bear the costs and expenses of the trustee relating to the trust.

                                   ARTICLE XX

                            MISCELLANEOUS PROVISIONS

         SECTION 20.01 SEVERABILITY. If any term or provision of this Agreement shall be held void, illegal, or unenforceable, the validity of the remaining portions or provisions shall not be affected thereby.

         SECTION 20.02 SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by either party without the prior written consent of the other. The provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns as permitted herein.

         SECTION 20.03 NO THIRD PARTY BENEFICIARIES. Except as otherwise specifically provided for in Article XIV of this Agreement, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, and Retrocessionaire shall not be directly liable hereunder to any reinsured under the Reinsurance Contract.

         SECTION 20.04 EQUITABLE RELIEF. Each party hereto acknowledges that if it or its employees or agents violate the terms of this Agreement, the other party will not have an adequate remedy at law. In the event of such a violation, the other party shall have the right, in addition to any other rights that may be available to it, to obtain in any court of competent jurisdiction injunctive relief to restrain any such violation and to compel specific performance of the provisions of this Agreement. The seeking or obtaining of such injunctive relief shall not foreclose or limit in any way relief against either party hereto for any monetary damage arising out of such violation.

         SECTION 20.05 EXECUTION IN COUNTERPARTS. This Agreement may be executed by the parties hereto in any number of counterparts and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         SECTION 20.06 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand (with receipt confirmed), or by facsimile (with transmission confirmed), or by certified mail, postage prepaid and return receipt requested, addressed as follows (or to such other address as a party may designate by written notice to the others) and shall be deemed given on the date on which such notice is received:

         If to Retrocedant:

         Mountain Ridge Insurance Company
         [ADDRESS]

         If to Retrocessionaire:

         Platinum Underwriters Reinsurance Inc.
         Clarendon House, 2 Church Street
         Hamilton, Bermuda HM11
         Facsimile:  [ NO.       ]
         Attention:  Secretary

         SECTION 20.07 WIRE TRANSFER. All settlements in accordance with this Agreement shall be made by wire transfer of immediately available funds on the due date, or if such day is not a Business Day, on the next day which is a Business Day, pursuant to the following wire transfer instructions: [ ]. Payment may be made by check payable in immediately available funds in the event the party entitled to receive payment has failed to provide wire transfer instructions.

         SECTION 20.08 HEADINGS. Headings used herein are not a part of this Agreement and shall not affect the terms hereof.

         SECTION 20.09 FURTHER ASSURANCES. Each of the parties shall from time to time, on being reasonably requested to do so by the other party to this Agreement, shall do such acts and/or execute such documents in a form reasonably satisfactory to the party concerned as may be necessary to give full effect to this Agreement and securing to that party the full benefit of the rights, powers and remedies conferred upon it by this Agreement.

         SECTION 20.10 AMENDMENTS; ENTIRE AGREEMENT. This Agreement may be amended only by written agreement of the parties. This Agreement, together with the Formation and Separation Agreement, supersedes all prior discussions and written and oral agreements and constitutes the sole and entire agreement between the parties with respect to the subject matter hereof.

         SECTION 20.11 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Vermont, without giving effect to principles of conflicts of laws thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.



                                          MOUNTAIN RIDGE INSURANCE COMPANY

                                          By
                                                   -----------------------------
                                                   Name:
                                                   Title:




                                          PLATINUM UNDERWRITERS REINSURANCE INC.

                                          By
                                                   -----------------------------
                                                   Name:
                                                   Title:

                                    EXHIBIT A

                           ADJUSTMENT OF LOSS RESERVES

Reserves to be transferred to Retrocessionaire shall include loss and loss adjustment expense reserves, including incurred but not reported loss reserves, and ceding commission reserves as of the Effective Time with respect to the Reinsurance Contract net of retrocessional recoverables. "Ceding commission reserves" shall equal reserves for ceding commissions, profit commissions and sliding-scale commissions.

                                    EXHIBIT B

                              INURING RETROCESSIONS

                          [To be provided by Platinum]

                                    EXHIBIT C

                            ALLOCATION OF RECOVERIES

1. Loss recoverables shall be allocated between the parties in proportion to the losses incurred by each party.

2. Any and all loss recoveries and premium adjustments resulting from triggering the 2002 Holborn cover will be allocated between St. Paul Companies and Platinum Re based on variance from plan and in accordance with the existing methodology shown below.

Variance from plan at an underwriting year level will be the basis for the allocation. The 2000, 2001 and 2002 underwriting year plan loss ratios associated with the 2002 calendar year plan loss ratio will be compared to indicated ultimate loss ratios for the same underwriting years. These indicated ultimate loss ratios are the same ones used to determine if the Holborn cover has been triggered. The 2002 underwriting year must be segmented into three pieces. Namely, that business written on Fire and Marine paper and subject to transfer, that written on Fire and Marine paper and not subject to transfer and that written on Platinum Re paper. The distinction is warranted as the cession to Platinum Re will be net of the Holborn cover. The variance in loss ratio by underwriting year will be multiplied by the respective underwriting year's EP component in the 2002 calendar year. This is the same EP by underwriting year that was used to calculate the total 2002 Holborn Year's EP. This dollar variance will be the basis for determining the distribution to be applied to the total loss recovery and AP. It is in this manner that the total loss recovery and AP attributable to the 2002 Holborn Year will be allocated to underwriting year. To the extent that the recoveries and AP's have been allocated to the 2000 and 2001 underwriting year's they will be afforded to St. Paul Companies. Similarly, the allocation to that part of the 2002 underwriting year pertaining to non-transferred business will also be realized by St. Paul Companies. The allocation pertaining to business written on St Paul paper and transferred will be used in determining the net transferred business that will be ceded to Platinum Re. The remaining allocation associated with 2002 underwriting year business written on Platinum Re paper will inure to the benefit of Platinum Re directly. The margin for the 2002 Holborn cover will be distributed based on earned premium and allocated between St Paul Companies and Platinum Re by underwriting year.

                                    EXHIBIT D

                      ALLOCATION OF RETROCESSIONAL PREMIUMS

1. Ceded premium will be allocated to cedant and underwriting year in proportion to the earned subject premium. Ceding commission will be allocated in the same manner.

2. Any and all loss recoveries and premium adjustments resulting from triggering the 2002 Holborn cover will be allocated between St. Paul Companies and Platinum Re based on variance from plan and in accordance with the existing methodology shown below.

Variance from plan at an underwriting year level will be the basis for the allocation. The 2000, 2001 and 2002 underwriting year plan loss ratios associated with the 2002 calendar year plan loss ratio will be compared to indicated ultimate loss ratios for the same underwriting years. These indicated ultimate loss ratios are the same ones used to determine if the Holborn cover has been triggered. The 2002 underwriting year must be segmented into three pieces. Namely, that business written on Fire and Marine paper and subject to transfer, that written on Fire and Marine paper and not subject to transfer and that written on Platinum Re paper. The distinction is warranted as the cession to Platinum Re will be net of the Holborn cover. The variance in loss ratio by underwriting year will be multiplied by the respective underwriting year's EP component in the 2002 calendar year. This is the same EP by underwriting year that was used to calculate the total 2002 Holborn Year's EP. This dollar variance will be the basis for determining the distribution to be applied to the total loss recovery and AP. It is in this manner that the total loss recovery and AP attributable to the 2002 Holborn Year will be allocated to underwriting year. To the extent that the recoveries and AP's have been allocated to the 2000 and 2001 underwriting year's they will be afforded to St. Paul Companies. Similarly, the allocation to that part of the 2002 underwriting year pertaining to non-transferred business will also be realized by St. Paul Companies. The allocation pertaining to business written on St Paul paper and transferred will be used in determining the net transferred business that will be ceded to Platinum Re. The remaining allocation associated with 2002 underwriting year business written on Platinum Re paper will inure to the benefit of Platinum Re directly. The margin for the 2002 Holborn cover will be distributed based on earned premium and allocated between St Paul Companies and Platinum Re by underwriting year.

3. The $10 million of premium payable for 2002 under the Workers Compensation $50 million Excess of $75 Million Retrocession Contract will be split $1 million for Platinum and $9 million for St. Paul. The contract has a feature that states that for certain unfavorable experience on the Whole Account Stop Loss Cover the premium on this cover could reduce by as much as $9 million. In this event the reduction in ceded premium would benefit the St. Paul exclusively. The Platinum share would remain at $1 million.

         The contract has a feature that allows Retrocessionaires to renew the cover if it is in a loss position. In this event the subsequent years' premium will be split in proportion to the losses incurred to the cover.

                                    EXHIBIT E

                              ALLOCATION OF LIMITS

         Available limits under an Inuring Retrocession shall be allocated between the parties in proportion to the losses incurred by each party.

                                    EXHIBIT F

                          FORM OF RETROCEDANT'S REPORT

                                    EXHIBIT G

                      ALLOCATION OF ADMINISTRATIVE EXPENSES

Consistent with Service Agreements.





                                       F-1